Exhibit 99.1

Investor Relations:
Geoffrey Boyd
Chief Financial Officer
612-436-6697

Media Inquiries:
Jenna Soule
Sr. Manager, Communications
612-436-6426

For Immediate Release

Eschelon Telecom Announces Agreement with

Qwest Corporation

Minneapolis, MN – January 27, 2005: Eschelon Telecom, Inc., a provider of integrated communications services to small and medium sized businesses in the western United States, today announced that it has entered into a three-year agreement with Qwest Corporation to purchase Qwest’s Platform Plus product.

Eschelon will host a conference call for investors on Friday, January 28, 2005 at 9:00 a.m. (CST) to discuss the details of the new agreement and its financial implications. Management will also provide preliminary estimates of the impact of the Federal Communications Commission’s recently announced Triennial Review Order.

Investor Call:

Date: Friday, January 28, 2005, 9 a.m. (CST)

Conference call number: (800) 240-4186

Replay number: (303) 590-3000

The replay will be available between Friday, January 28, 2005, 11 a.m. (CST) and Friday, February 4, 2005, 11:59 p.m. (CST.)

Replay confirmation code: 11022820#

About Eschelon Telecom, Inc.

Eschelon Telecom, Inc. was founded in 1996 and is a rapidly growing provider of integrated voice, data and Internet services. Headquartered in Minneapolis, Minnesota, the company offers small and medium sized businesses a comprehensive line of telecommunications and Internet products including local lines, long distance, business telephone systems, DSL, Dedicated T-1 access, network solutions and Web hosting.  With the acquisition of Advanced TelCom, Inc. completed, Eschelon employs approximately 1,200 telecommunications/Internet professionals, serves approximately 56,000 business customers, and has more than 350,000 access lines in service throughout its markets in Minnesota, Arizona, Utah, Washington, Oregon, Colorado, Nevada and California. For more information, please visit our web site at www.eschelon.com.

Forward Looking Statements

This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The forward-looking statements are based on Eschelon Telecom’s current intent, belief and expectations. These statements are not guarantees of future performance and are subject to certain risks and uncertainties that are difficult to predict.  Actual results may differ materially from these forward-looking statements because of the company’s history of losses, ability to maintain relationships with ILECs, substantial indebtedness, intense competition, dependence on key management, changes in government regulations, and other risks that may be described in the company’s filings with the Securities and Exchange Commission.  Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of today’s date. Eschelon Telecom undertakes no obligation to update or revise the information contained in this announcement, whether as a result of new information, future events or circumstances or otherwise.

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